Exhibit 19
Dell Technologies Inc. Securities Trading Policy

Purpose
Dell Technologies Inc. (the “Company” or “Dell”) has adopted this Securities Trading Policy (“Policy”) to promote compliance with federal and state securities laws that prohibit insider trading.
Legal Prohibitions on Insider Trading
The antifraud provisions of U.S. federal securities laws prohibit an issuer’s directors, officers, employees and other persons who possess material nonpublic information about the issuer from trading in the issuer’s securities on the basis of that information. Transactions are considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.
Disclosing material nonpublic information directly or indirectly to others who then trade based on that information, making recommendations, or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometimes referred to as “tipping”) is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable.
These illegal activities are commonly referred to as “insider trading.” State securities laws and the securities laws of other jurisdictions also impose restrictions on insider trading.

Persons Subject to this Policy
This Policy applies to:
•Officers and other employees of Dell and its subsidiaries and members of Dell’s Board of Directors
•“Family Members” of a director or employee, who for purposes of this Policy include (a) anyone who resides in the household of the director or employee, including relatives (such as a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), and (b) any relatives of the director or employee who do not live in the household but whose securities transactions are controlled or influenced by the director or employee (such as parents who consult with the director or employee before they trade)
•Entities that any director or employee controls or influences, including corporations, partnerships, trusts, or other entities
The Company also may determine that other persons should be subject to this Policy, such as contractors, consultants, or advisors who have access to material nonpublic information.
Individuals and entities subject to this Policy are referred to as “Covered Persons.”
Transactions Subject to this Policy
The Policy applies to all transactions in Dell securities. Dell securities include, but are not limited to, common stock of Dell, awards granted under Dell equity plans, senior notes and other debt securities issued or guaranteed by Dell or its subsidiaries, and derivative securities that are not issued by Dell but which relate to Dell securities, such as exchange-traded put or call options or swaps.

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This Policy also applies to transactions in traded securities of companies with which Dell or any of its subsidiaries conducts business or may engage in acquisitions, joint ventures, or other transactions and about which Covered Persons may be aware of material nonpublic information.
Statement of Policy
A Covered Person who is aware of material nonpublic information relating to Dell may not, directly or indirectly through Family Members or other individuals or entities:
•Engage in transactions in Dell securities, except as otherwise specified in “Limited Exceptions” or “Rule 10b5-1 Plans”
•Recommend the purchase or sale of any such securities
•Disclose material nonpublic information to people at Dell whose jobs do not require them to have that information, to anyone outside Dell, or to anyone else, unless such disclosure is necessary and complies with Company policies on authorized disclosure
•Assist anyone engaged in the foregoing activities
In addition, a director or employee who, in the course of service with Dell, learns of material nonpublic information about a company with which Dell conducts business (including a customer or supplier) or with which Dell may engage in an acquisition, joint venture or other transaction may not trade in that company’s securities until the information becomes public or is no longer material.
There are no exceptions, except as specifically noted in this Policy. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or small transactions are not excepted from this Policy. As a result, there may be instances where a person subject to this Policy will be required to forgo a planned transaction and could experience negative financial consequences because of these restrictions.
Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
Individual Responsibility
Directors and employees have ethical and legal obligations to maintain the confidentiality of information about Dell and its subsidiaries and not to engage in transactions in Dell securities while aware of material nonpublic information. For general obligations on confidentiality, please consult the Code of Conduct.
Each director and employee is responsible for making sure that he or she complies with this Policy and the securities laws. Directors and employees also are responsible for the securities transactions of their Family Members and should make Family Members aware of the need to confer with the director or employee before they trade in Dell securities. All transactions on behalf of Family Members will be treated for purposes of this Policy as if the transactions were for the account of the director or employee, unless the purchase or sale decision is made by a third party whose decision is not controlled or influenced by the director, officer, or Family Member.
In all cases, the responsibility for determining whether an individual is in the possession of material nonpublic information rests with that individual, and any action by Dell, the Administrator or any director, officer, or other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under securities laws.

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Material Nonpublic Information
This Policy restricts securities transactions by Covered Persons who are aware of material nonpublic information about Dell or another covered issuer of securities.
Material Information. Information is “material” if:
1.a reasonable investor would consider the information important in deciding whether to buy, hold or sell a security of Dell (or other issuer), or
2.a reasonable investor would view the information as having significantly altered the “total mix” of information in the marketplace about Dell (or other issuer).
Any information that could be expected to affect the price of a security, whether it is positive or negative, should be considered material.
There is no bright-line standard for assessing materiality, which is based on a consideration of all relevant facts and circumstances. Some examples of information that may be regarded as material are:
•Consolidated financial results, including quarterly and annual results, or financial results of any business segment or any significant business, unit or subsidiary
•Forecasts of future earnings or losses or other earnings guidance or “outlook”
•Affirmation of previously announced earnings guidance, changes to previously announced earnings guidance, or a decision to suspend earnings guidance
•Pending or proposed joint venture or other major corporate transaction or engagement (including in connection with significant acquisitions or dispositions)
•Offering of equity or debt securities
•Change in dividend policy or declaration of a stock split
•Bank borrowings or other financing or debt-related transactions out of the ordinary course
•Establishment, expansion, suspension or termination of a repurchase program for the issuer’s equity securities
•Change in the pricing or cost structure for, or development of new, products or services
•Change in senior management
•Pending or threatened significant litigation or the resolution of such litigation
•Data breaches or other cybersecurity events
•Updates regarding any prior material disclosure that has materially changed
This list is not intended to be exhaustive, and other types of information also may be material.
Public Information. Information that has not been disclosed to the public is “nonpublic” information. To be considered public, information must be widely disseminated through one of the following means:

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•Press release through a widely distributed news or wire service
•SEC report (such as a Form 8-K, Form 10-Q or Form 10-K) or other SEC filing
•Presentation by an authorized representative that is publicly accessible, so long as the fact of and means to access the presentation have been publicly disclosed in advance of the presentation
•By any other means that complies with the SEC’s Regulation FD
Information would not be considered widely disseminated if it is available only to Dell employees or to a select group of analysts, brokers, and institutional investors or (unless SEC conditions have been met) if the information is communicated solely through social media or appears solely on the Company’s corporate website.
Once information is widely disseminated, the public must have sufficient time to absorb the information. Covered Persons aware of material nonpublic information should not engage in any transactions in Company Securities until one full trading day has passed on the New York Stock Exchange after the information has become publicly available. The following indicates when such a Covered Person may trade after public announcement of material information under most circumstances:

Announcement on Tuesday	First Day of Trading
Before market opens	Wednesday
While market is open	Thursday
After market closes	Thursday
Depending on the circumstances, the Company may determine that a longer period before trading may begin should apply to the release of specific material nonpublic information.
Limited Exceptions
Transactions Under Dell Equity Plans. The Policy applies to any market sale of (a) restricted stock or shares of common stock acquired through restricted stock unit awards and (b) shares of common stock sold as part of a broker-assisted cashless exercise of a stock option, or any other market sale of shares for the purpose of generating the cash needed to pay the exercise price of an option.
This Policy does not apply to the vesting of restricted stock or restricted stock units, or exercise of a stock option acquired under a Dell equity plan. This Policy also does not apply to tax withholding of shares of common stock to satisfy tax obligations upon vesting of an equity award.
Bona Fide Gifts. Dispositions of securities by bona fide gifts (including charitable contributions) made by a Covered Person are not transactions restricted by this Policy unless the person making the gift has reason to be believe that the recipient intends to sell the securities while the person making the gift is aware of material nonpublic information, or unless the person making the gift is a Trading Restricted Person and a sale of the securities by the recipient is likely to occur during any period of quarterly or event-specific trading restrictions discussed below. Dispositions of securities by bona fide gift by a Trading Restricted Person are subject to pre-clearance by the Administrator.
Transactions in Mutual Funds. Transactions in mutual funds with a broad portfolio of investments that include Dell securities or securities of another entity covered by this Policy are not transactions covered by this Policy.
Changes in Form of Ownership. Certain transactions that merely involve a change in the form in which a Covered Person owns securities are not restricted by this Policy. For example, a director or employee may transfer securities to an inter

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vivos trust of which the transferor is the sole beneficiary during the transferor’s lifetime. Any such proposed transactions by a Trading Restricted Person are subject to pre-clearance by the Administrator.
Certain Affiliates. Notwithstanding anything to the contrary in this Policy, transactions by MSD Capital, L.P., Silver Lake Partners, L.P., and their respective affiliates (other than any officers, other employees of the Company and any member of the Board of Directors of the Company) are not subject to this Policy.
Other Excepted Transactions. The exception of any other types of transactions from this Policy must be approved by the Administrator in consultation with the Board of Directors or an independent committee of the Board of Directors.
Prohibited Transactions
Covered Persons may not engage in any of the following transactions:
•Short sales of Dell securities
•Transactions in put options, call options, or other derivative securities relating to Dell securities, on an exchange or in any other organized market
•Hedging or monetization transactions relating to Dell securities, including, but not limited to, through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds
•Holding Dell securities in a margin account or otherwise pledging Dell securities as collateral for a loan
Placing standing or limit orders on Dell securities is discouraged. If a Covered Person determines that the Covered Person must use a standing or limit order (other than under a Rule 10b5-1 plan), the order should be limited to a short duration, should not be in effect during any period of quarterly or event-specific trading restrictions described below if the Covered Person is a Trading Restricted Person, and should otherwise comply with the special procedures outlined below.
Post-Termination Transactions
The Policy continues to apply to transactions in Dell securities even after a termination of service with Dell or its subsidiaries. If a director or employee is in possession of material nonpublic information when such service terminates, the director or employee may not trade in Dell securities until that information has become public or is no longer material.
Consequences of Violations
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the securities, is prohibited by federal and state securities laws and the securities laws of other jurisdictions. Both the SEC and the stock exchanges investigate, and are effective at detecting, insider trading. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as enforcement authorities of foreign jurisdictions. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
Failure to comply with this Policy may also subject the applicable employee to Company-imposed sanctions, including dismissal for cause, whether or not the failure to comply results in a violation of law.

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Restricted Trading Periods
Trading Restricted Persons. The Administrator will designate as “Trading Restricted Persons” (a) directors and officers who file reports under Section 16(a) of the Securities Exchange Act (referred to as “Section 16 filers”), (b) employees with access to confidential Company-level financial data, and (c) from time to time, as necessary and in the Administrator’s discretion, other employees with access to sensitive Company-related information.
The restrictions outlined in this section apply to Trading Restricted Persons as well as their Family Members and controlled entities.
Quarterly Trading Restrictions. Trading Restricted Persons, their Family Members, and their controlled entities may not trade in Dell securities during a quarterly “Restricted Trading Period.” A quarterly Restricted Trading Period for Dell securities begins 15 calendar days before the end of each fiscal quarter of Dell and ends after one full trading day has passed on the New York Stock Exchange following Dell’s public release of earnings information for the fiscal quarter. See “Material Nonpublic Information” for details on how trading days are calculated.

Event-Specific Restricted Trading Periods. From time to time, an event may occur that is material to Dell and is known by only a few directors, officers, or employees. So long as the event remains material and nonpublic, such persons (including, but not limited to, those specifically designated by the Administrator) may not trade in Dell securities. In addition, the financial results of Dell may become known and be sufficiently material for a particular fiscal quarter that, in the Administrator’s judgment, persons designated by the Administrator should abstain from trading in the applicable Dell securities at a time earlier than the commencement of the next quarterly Restricted Trading Period described above. In these circumstances, the Administrator may notify such persons, who will be Trading Restricted Persons for purposes of this Policy, that they should not trade in such Dell securities, without disclosing the reason for the restriction.
The existence of an event-specific trading restriction period or extension of a Restricted Trading Period will not be announced to Dell as a whole and should not be communicated to any other person.
Even if the Administrator has not designated an individual as a person who should not trade due to an event-specific restriction, no such individual should trade while aware of material nonpublic information.
Exceptions. The special requirements under this “Restricted Trading Periods” section of the Policy does not apply to:
•Transactions not subject to this Policy as listed under “Limited Exceptions”
•Transactions in Dell securities conducted pursuant to Rule 10b5-1 plans
Under limited circumstances, a Trading Restricted Person may be permitted to trade during a quarterly Restricted Trading Period or an event-specific Restricted Trading Period if he or she submits a pre-clearance request following the procedures set forth below and the request is approved by the Administrator, but only if the Administrator determines that the Trading Restricted Person does not in fact possess material nonpublic information.
Liability. Dell has established the trading restrictions set forth in this section to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while Trading Restricted Persons may be in possession of material nonpublic information, and to avoid the appearance of any impropriety.
A Trading Restricted Person must continue to follow all rules set forth in this Policy and will remain individually responsible for compliance with this Policy and the securities laws. Designation as a Trading Restricted Person does not limit an individual’s obligation to comply with this entire Policy, including with respect to transactions undertaken before or after a Restricted Trading Period.

Exhibit 19
Pre-Clearance Procedures for Section 16 Filers
Section 16 filers may not engage in any transaction in Dell securities at any time without first obtaining pre-clearance of the transaction from the Administrator.
A request for pre-clearance must be submitted to the Administrator in writing using the pre-clearance request form on the Corporate Legal Department MyLegal site at least three business days before the proposed transaction. The request must:
•List the securities subject to the proposed transaction
•Specify the number of days from the request within which the transaction will be effected
•Include a signed certification that the Section 16 filer has reviewed this Policy and is not aware of any material nonpublic information about the issuer of the Dell securities subject to the proposed transaction
If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within two business days after receipt of pre-clearance unless an exception is granted by the Administrator or the Section 16 filer becomes aware of material nonpublic information before the trade is executed, in which case the pre-clearance is void and the trade may not be effected. Transactions not effected within the time limit will again be subject to pre-clearance.
If a pre-clearance request is denied, the Section 16 filer must refrain from initiating the transaction and should not inform any other person of the restriction.
Rule 10b5-1 Plans
Rule 10b5-1 plans are trading plans that are intended to provide an affirmative defense from insider trading liability pursuant to Rule 10b-5 under the Securities Exchange Act.
Only Section 16 filers and certain other individuals designated by the Company from time to time (referred to as “Designated Persons”) may enter into Rule 10b5-1 plans with respect to transactions in Dell securities. Any Rule 10b5-1 plan must be submitted for pre-approval to Trading_Window_Administrator@Dell.com at least five business days before entry into the plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 plan will be required. The Company’s “Rule 10b5-1 Plan Guidelines” set forth the requirements that must be satisfied for a Rule 10b5-1 plan to be approved by Dell.
Adoption, Amendment, and Administration of this Policy
The Policy has been adopted by the Company’s Board of Directors and may be amended from time to time by action of the Board of Directors.
Dell’s General Counsel serves as the administrator of this Policy (the “Administrator”). The Administrator is responsible for administration of this Policy on behalf of the Company and has the authority to make ministerial changes to the Policy. The Administrator may designate another person to be responsible for the day-to-day administration of this Policy. Any determinations made under this Policy by such a designee will be deemed to be the actions of the Administrator.
If you have any questions about the application of this Policy, please contact the Administrator via MyLegal at Securities & SEC Disclosures before engaging in any transaction involving Dell securities or other securities covered by this Policy.
Authorized Waivers and Modifications
The Administrator has the discretion, on a case-by-case basis and in appropriate circumstances, to waive or modify the application of any provision of this Policy (including the Restricted Trading Period provisions) so long as no such waiver or

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modification is expected to result in any person subject to this Policy engaging in a transaction in Dell securities or other securities covered by this Policy while aware of material nonpublic information. Any transaction undertaken pursuant to any such waiver or modification will be deemed to be in compliance with this Policy.
Certification of Compliance
When employees of the Company annually certify their compliance with the Company’s Code of Conduct, they will simultaneously be certifying their compliance with this Policy, as the prohibitions on insider trading form a part of the Code of Conduct. The Administrator also may require additional certifications of compliance from time to time.

Approved by the Board of Directors on April 18, 2023
Updated February 24, 2025

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Annex A
Rule 10b5-1 Plan Guidelines
General. The following requirements must be satisfied for a Rule 10b5-1 plan of a Designated Person with respect to transactions in Dell securities to be approved by Dell:
1.The plan must be in writing.
2.The plan must (a) specify the amount of securities subject to the plan and the price and date of the purchase or sale transactions, or (b) include a written formula or algorithm, or computer program, for determining the amount of securities subject to the plan and the price and date of the purchase or sale transactions.
3.Once the plan is adopted, the Designated Person may not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the dates of any trades.
4.The plan may not be entered into during a quarterly Restricted Trading Period or during an event-specific Restricted Trading Period.
5.The Designated Person must enter into the plan in good faith and continue to act in good faith with respect to the plan during the term of the plan.
6.The Designated Person must provide a written certification in the plan document that, on the date of adoption of the plan:
(a)he or she is not aware of any material nonpublic information about Dell or the securities, and
(b)he or she is adopting the plan in good faith and not as part of a scheme to evade insider trading prohibitions.
Amendment, Modification or Termination. No amendment, modification or termination of a Rule 10b5-1 plan is permitted unless pre-approved by the Administrator. An amendment or modification of provisions of a plan relating to the amount, price or timing of purchase or sale transactions will constitute a termination of that plan and the adoption of a new plan, which will be subject to the cooling-off period indicated below.
Cooling-Off Period. The first trade under a plan adopted by a Designated Person for purposes of Rule 10b5-1 may not be executed until the later of:
1. 90 days after the adoption of the trading plan (including an adoption resulting from a modification of a prior plan relating to the amount, price or timing of purchase or sale transactions), or
2.two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter of Dell in which the plan was adopted or modified.
In any event, this cooling-off period will not exceed 120 days following adoption or modification of the plan.
No Overlapping Plans. A Designated Person may not have more than one Rule 10b5-1 plan pursuant to which open-market purchases and sales may be effected during the same period. This limitation does not apply to additional plans specifically exempted from this restriction by Rule 10b5-1, including plans authorizing sales to satisfy tax withholding obligations at the time of vesting of awards (other than options) under an equity plan, so long as the Designated Person does not exercise control over the timing of such sales (“sell-to-cover plan”).

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In addition, Designated Person may maintain separate Rule 10b5-1 plans to trade Dell securities on the open market if trading under a later-commencing plan is not authorized to begin until after all trades under the earlier plan are completed or expire without execution. The first trade under the later-commencing plan may not be executed until expiration of the cooling-off period.
Limitation on Single-Trade Plans. A Designated Person may have only one single-trade plan during any 12-month period. A single-trade plan is one designed to effect the purchase or sale of a total amount of securities on the open market in a single transaction.
A plan is not a single-trade plan if:
•it gives the agent discretion over whether to execute the plan as a single transaction, or
•it provides that the agent’s future acts will depend on events or data not known at the time the plan is entered into and it is reasonably foreseeable at the time the plan is entered into that the plan might result in multiple trades.
Sell-to-cover plans are not subject to this limitation.